MiMedx Third Quarter 2016 Revenue Exceeds Upper End of Guidance
$64.4 Million Q3 2016 Revenue is 31% Increase Over Q3 2015
MARIETTA, Ga., Oct. 10, 2016 /PRNewswire/ -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine company utilizing human amniotic tissue and patent-protected processes to develop and market advanced products and therapies for the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic, and Dental sectors of healthcare, announced today its revenue for the third quarter of 2016.
Third Quarter 2016 Revenue Highlights:

•	Q3 2016 revenue of $64.4 Million is a 31% increase over Q3 2015 revenue

•	Q3 2016 revenue exceeds $64.0 Million upper end of guidance

•	Q3 2016 revenue beats analyst's estimates of $63.1 Million

•	Revenue for the nine months ended 9/30/16 is a 29% increase over same 2015 period

The Company recorded record revenue for the 2016 third quarter of $64.4 million, a $15.4 million or 31% increase over 2015 third quarter revenue of $49.0 million. For the nine months ended September 30, 2016, the Company recorded record revenue of $175.1 million, a $39.7 million or 29% increase over revenue of $135.4 million recorded in the same period of 2015.
Parker H. "Pete" Petit, Chairman and CEO stated, "We are very pleased that we were able to exceed our third quarter revenue guidance. This makes 20 consecutive quarters of sequential revenue growth and 19 of 20 quarters of meeting or exceeding our revenue guidance. Our core advanced wound care revenues were led by our commercial accounts. With the launch of our two new product lines in the third quarter, AmnioFill™ and OrthoFlo Lyophilized, we are looking forward to very robust growth in the fourth quarter and beyond. Third quarter revenue is typically impacted by vacations, and we are pleased with our third quarter results in light of that fact. With many year-end deductibles being met during the fourth quarter, we anticipate that typical additive impact on our fourth quarter revenue."
Bill Taylor, President and COO, related, "We had particularly strong growth in the commercial side of our wound care business, and our nationwide footprint in this market sector continues to rapidly expand. Our EpiFix® product line continues to have a significant impact on the broadening of the usage of advanced wound care products. We believe the market-moving effect of this flagship EpiFix product is due to its clinical and cost effectiveness. We have continued to make investments in our international activities over the last two years, and the results are beginning to develop with noteworthy activity arising in certain foreign markets. Our EpiFix and AmnioFix® dehydrated Human Amnion/Chorion Membrane (dHACM) products were highlighted at the recently completed World Union Wound Healing Societies ("WUWHS") symposium. Overwhelming interest was expressed by leading international physicians regarding the clinical effectiveness of our EpiFix and AmnioFix allografts. We also showcased EpiCord™, our dehydrated human umbilical cord allograft, at the WUWHS, and it likewise received a tremendous amount of interest. The WUWHS is the most widely attended international symposium dedicated to wound healing."
Petit added, "We have high expectations for our new OrthoFlo Lyophilized and AmnioFill product lines. Each new product line fills different needs in the wound care and surgical markets, and collectively, they bring much more diversity to our product lines. AmnioFill is being offered in multiple sizes to address physicians' needs for a product to treat larger acute and chronic wounds encountered in the surgical setting. OrthoFlo is adding to our portfolio of regenerative medicine solutions that serve the Orthopedics and Sports Medicine sectors of healthcare."
The Company announced today that it plans to release its results for the third quarter ended September 30, 2016, before the opening of the market on Thursday, October 27, 2016. The Company also announced that it will provide guidance for the fourth quarter of 2016 in that quarterly earnings release.
MiMedx will host a live broadcast of its third quarter conference call on Thursday, October 27, 2016 at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx conference call will be available online at the Company's website at www.mimedx.com. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company's website at www.mimedx.com.
About MiMedx
MiMedx® is an integrated developer, processor and marketer of patent protected and proprietary regenerative biomaterial products and bioimplants processed from human amniotic membrane and other birth tissues and human skin and bone. "Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. The MiMedx allograft product families include our: dHACM family with AmnioFix®, EpiFix® and EpiBurn® brands; Amniotic Fluid family with OrthoFlo brand; Umbilical family with EpiCord™ and AmnioCord™ brands; Placental Collagen family with CollaFix™ and AmnioFill™ brands; Bone family with Physio® brand; and Skin family with AlloBurn™ brand. AmnioFix, EpiFix, and EpiBurn are our tissue technologies processed from human amniotic membrane; OrthoFlo is an amniotic fluid derived allograft; EpiCord™ and AmnioCord™ are derived from the umbilical cord; Physio is a unique bone grafting material comprised of 100% bone tissue with no added carrier; AlloBurn is a skin product derived from human skin designed for the treatment of burns; and CollaFix, our next brand we plan to commercialize, is our collagen fiber technology, developed with our patented cross-linking polymers, designed to mimic the natural composition, structure and mechanical properties of musculoskeletal tissues in order to augment their repair.
We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx proprietary processing methodology employs aseptic processing techniques in addition to terminal sterilization. MiMedx is the leading supplier of amniotic tissue, having supplied over 700,000 allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare.
Safe Harbor Statement
This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to the Company's financial projections for the remainder of the year, Company looking forward to very robust growth in the fourth quarter and beyond, the Company's belief that EpiFix's impact on broadening usage of advanced wound care products is due to its clinical and cost effectiveness, the Company's international efforts are beginning to show results in certain foreign markets, and the Company's high expectations for OrthoFlo Lyophilized and AmnioFill. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the Company's revenue and earnings may not grow or may decline; the Company's new products may not gain acceptance in the medical community as anticipated; the Company's new products may not have the expected market impact; usage of advanced wound care products such as EpiFix may be impacted by changes in reimbursement or other issues that could decrease usage, regardless of clinical or cost effectiveness, or that may change the cost effectiveness of the products; international efforts to date may not translate into revenue in the future, and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2015 and its most recent 10Q filing. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.